Exhibit 10.2

INPHI CORPORATION

2010 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT – U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Capitalized terms that are used herein but not defined shall have the meanings set forth in the Inphi Corporation 2010 Stock Incentive Plan (the “Plan”).

Tax Treatment

This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory option, if indicated in the Notice of Stock Option Grant – U.S. and Non-U.S. Employees and Consultants (the “Notice”). For U.S. taxpayers, even if this Option is designated as an incentive stock option, it shall be deemed to be a nonstatutory option to the extent required by the US$100,000 annual limitation under Section 422(d) of the U.S. Internal Revenue Code.

Vesting

This Option becomes vested and exercisable in installments, as shown in the Notice. This Option will in no event become vested and exercisable for additional Shares after your Service as an Employee or a Consultant has terminated for any reason. For purposes of this Option, Service shall terminate if and when you cease to provide active Services, notwithstanding that you may be subject to a period of notice or garden leave protection that arises under statute, contract or at common law in the jurisdiction in which you reside or under the terms of an employment agreement, if any.  The Company determines when your active Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Term

This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the Notice (fifth anniversary for a more than 10% stockholder as provided under the Plan if this is an incentive stock option and you are a U.S. taxpayer). This Option may expire earlier if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason except death or Total and Permanent Disability, this Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date).

Death

If your Service terminates because of death, this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to 12 months, your estate or heirs may exercise the Option.

Disability

If your Service terminates because of your Total and Permanent Disability, this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date).

Date of Termination of Service

If you are an Employee and your Service terminates (for any reason whatsoever, whether or not later found invalid or in breach of employment laws in the jurisdiction where you are providing Services or the terms of your employment agreement, if any), unless otherwise provided in this Stock Option Agreement – U.S. and Non-U.S. Employees and Consultants (including any applicable country-specific provisions in the Appendix attached hereto) (together, the “Agreement”) or determined by the Company, your right to exercise the Option after termination of Service, if any, will be measured by the date of termination of your Services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are providing Services or terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing Services for purposes of your Option.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave. But your Service will terminate when the approved leave ends, unless you immediately return to work. If you go on a leave of absence, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise

The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation concerning Share issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Company Stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Company Stock as to which such approval shall not have been obtained.

Notice of Exercise

When you wish to exercise this Option, you must provide a notice of exercise form in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the Exercise Price and any Tax-Related Items (as defined in the Responsibility for Taxes Section below) for the Shares you are purchasing. Payment may be made in the following form(s), as determined by the Committee in its sole discretion:

● Your personal check, a cashier’s check or a money order.

●     If you reside in the U.S., certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price. Instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of the Option. However, you may not surrender or attest to the ownership of Shares in payment of the Exercise Price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

●     By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Exercise Price and any withholding taxes. The directions must be given by providing a notice of exercise form approved by the Company.

● Any other form permitted by the Committee in its sole discretion.

Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Responsibility for Taxes

You acknowledge that, regardless of any action taken by the Company or, if different, the Parent, Subsidiary or Affiliate retaining you, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Parent, Subsidiary or Affiliate. You further acknowledge that the Company and/or the Parent, Subsidiary or Affiliate (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Parent, Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Parent, Subsidiary or Affiliate to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Parent, Subsidiary or Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1) withholding from your wages or other cash compensation paid to you by the Company and/or the Parent, Subsidiary or Affiliate; or

(2) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without further consent.

Depending upon the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other withholding rates, including maximum applicable rates, in which case you will receive a refund of any other withheld amount in cash and will have no entitlement to the Shares equivalent.

Finally, you agree to pay to the Company or the Parent, Subsidiary or Affiliate any amount of Tax-Related Items that it may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Company, the Parent, Subsidiary or Affiliate retaining your Services or any other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Parent, Subsidiary or Affiliate retaining your Services may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. (“E*TRADE”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service relationship and career with the Parent, Subsidiary or Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Restrictions on Resale

You agree not to sell any Shares at a time when applicable securities laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Insider Trading Restrictions and Market Abuse Laws

You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Transfer of Option

In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

However, if this Option is designated as a nonstatutory stock option in the Notice, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant – U.S. and Non-U.S. Employees and Consultants, then the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Retention Rights

Neither your Option nor this Agreement gives you the right to be employed or retained by the Company, the Parent or a Subsidiary or Affiliate in any capacity. The Company, the Parent, and the Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights

Your Options carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the Exercise Price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in Company Shares, the number of Shares covered by this Option and the Exercise Price per Share shall be adjusted pursuant to the Plan.

Nature of Grant

In accepting the Option, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past; (c) all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company; (d) the Option grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Parent, Subsidiary or Affiliate retaining your Services or any Subsidiary or Affiliate; (e) you are voluntarily participating in the Plan; (f) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation; (g) the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty; (i) if the underlying Shares do not increase in value, the Option will have no value; (j) if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price; (k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from your ceasing to provide Services to the Company or any Parent, Subsidiary or Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your service or employment agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Subsidiaries or Affiliates, waive your ability, if any, to bring any such claim, and release the Company, the Parent, the Subsidiaries and Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (l) unless otherwise provided in Section 7(g) and/or Section 17(b) of the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (m) the following provisions apply only if you are providing Services outside the United States: (1) the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose; (2) neither the Company, the Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Notice

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Language

If you have received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Appendix

Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Shares obtained upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Optionee.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY SIGNING THE NOTICE, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

APPENDIX

2010 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT – U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Any capitalized term used in this Appendix without definition shall have the meaning ascribed to it in the Agreement or the Plan, as applicable.

Terms and Conditions

You understand that this Appendix includes special terms and conditions applicable to you if you reside and/or work in one of the countries below. If you are a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Option, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply. Unless otherwise stated, these terms and conditions are in addition to those set forth in the Agreement.

Notifications

You further understand that this Appendix also includes information relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the laws in effect in the respective countries as of July 2014. Such laws are often complex and change frequently. As a result, you understand that the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you exercise your Option or sell Shares obtained under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently working and/or residing, relocate to another country after the Grant Date, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

CANADA

Terms and Conditions

Form of Payment. This provision supplements the Form of Payment section of the Agreement:

Notwithstanding anything to the contrary in this Agreement or the Plan, you acknowledge that due to regulatory requirements, you are prohibited from delivery of Shares you own or from using a “net exercise” arrangement to pay the Exercise Price and any Tax-Related Items under the Option.

Date of Termination of Service. This provision replaces the Date of Termination of Service section of the Agreement:

If your Service terminates for any reason (whether or not in breach of local labor laws), (i) your right to vest in the Option to purchase Shares under the Plan, if any, will terminate and (ii) the period during which you may exercise the vested Option (if any) following such termination will start effective as of the date that is the earlier of (1) the date you receive notice of termination from the Parent, Subsidiary or Affiliate retaining your Services, or (2) the date you are no longer actively providing Services, regardless of any notice period or period of pay in lieu of such notice required under the laws (including, but not limited to statutory law, regulatory law and/or common law) in the jurisdiction where you are employed or providing Services or the terms of your employment or service contract, if any; the Committee shall have the discretion to determine when you are no longer actively providing Services for purposes of your participation in the Plan (including whether you may still be considered to be providing Services while on a leave of absence).

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

The following terms and conditions will apply if you are a resident of Quebec:

French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la convention.

Data Privacy. This provision supplements the Data Privacy section of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Parent, Subsidiary or Affiliate retaining your Services and/or any other Parent, Subsidiary or Affiliate to disclose and discuss the Plan with their advisors. You further authorize the Company, the Parent, Subsidiary or Affiliate retaining your Services and any other Parent, Subsidiary or Affiliate to record such information and to keep such information in your employee file.

Notifications

Securities Law Information. You are permitted to sell Shares obtained under the Plan through E*TRADE or any other designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada.

Foreign Asset/Account Reporting Information. If the total value of your foreign property (including cash held outside of Canada or Shares obtained under the Plan) exceeds C$100,000 at any time during the year, you must report all of your foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. Foreign property may also include the vested and unvested portions of the Option. You should consult with your personal tax advisor to determine the reporting requirements.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of Shares obtained under the Plan or the receipt of any cash dividends, the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

HONG KONG

Terms and Conditions

Sale of Shares. By accepting the Option, you agree that in the event Shares are issued in respect of the Option within six (6) months of the Grant Date, you will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Notifications

Securities Law Information. Warning: The offer of the Option under the terms of the Plan and the Agreement does not constitute a public offering of securities, and it is available only to eligible Employees and Consultants.

Please be aware that the contents of the Plan and the Agreement have not been prepared in accordance with, and are not intended to constitute a “prospectus” for a public offering of securities under, applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Option under the Plan. If you are in any doubt about any of the contents of the Plan or the Agreement, you should obtain independent professional advice.

JAPAN

Notifications

Exchange Control Information. If you acquire Shares valued at more than ¥100 million in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance (the “MOF”) through the Bank of Japan within 20 days after you receive the Shares.

In addition, if you pay more than ¥30 million in a single transaction for the purchase of Shares when you exercise the Option, you must file a Payment Report with the MOF through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan. Please note that a Payment Report is required independently from a Securities Acquisition Report. Therefore, you must file both a Payment Report and a Securities Acquisition Report if the total amount that you pay in a single transaction for exercising the Option and purchasing Shares exceeds ¥100 million.

Foreign Asset/Account Reporting Information. You will be required to report details of any assets held outside of Japan as of December 31 (including any Shares obtained under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of your outstanding Option, as well as the Shares obtained under the Plan, in the report.

KOREA

Notifications

Exchange Control Information. You understand that to remit funds out of Korea to exercise the Option by means of a cash exercise method, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). You likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance.

You further understand that exchange control laws require Korean residents who realize US$500,000 or more in a single transaction from the sale of Shares to repatriate the proceeds to Korea within 18 months of the sale.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  You should consult with your personal tax advisor to determine any personal reporting obligations.

MALAYSIA

Terms and Conditions

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Data Privacy. This provision replaces the Data Privacy section of the Agreement:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Company, the Parent, Subsidiary or Affiliate retaining your Services or any other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You may have previously provided the Company and the Parent, Subsidiary or Affiliate retaining your Services with, and the same may hold, certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and condition of your participation in the Plan, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You also authorize any transfer of Data to E*TRADE Financial Corporate Services, Inc. (“E*TRADE”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You acknowledge that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country, which may not provide the same level of protection to Data. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative, whose contact details are [insert local contact info]. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service relationship and career with the Parent, Subsidiary or Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Peserta dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya  seperti yang dinyatakan dalam Perjanjian ini dan apa-apa bahan penyertaan Pelan  oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Penerima Perkhidmatan dan mana-mana Syarikat Induk atau Anak Syarikat lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Pesertadalam Pelan tersebut.

Sebelum ini, Pesertamungkin telah membekalkan Syarikat dan Penerima Perkhidmatan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya , alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Peserta dalam Pelan, butir-butir semua opsyenatau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Peserta  (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Peserta juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham sebagaimana yang dipilih oleh Syarikatdari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelandan/atau dengan sesiapa yang mendepositkan Saham yang diperolehi melalui pelaksanaan Opsyen ini. Peserta mengakui bahawa penerima-penerima ini mungkin berada di negara Peserta atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negaraPeserta, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Peserta faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut. Peserta faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya, di mana butir-butir hubungannya adalah [masukkan maklumat kenalan]. Selanjutnya, Peserta memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuannya , status sebagai Pemberi Perkhidmatan dan kerjayanya dengan Penerima Perkhidmatan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya  adalah bahawa Syarikat tidak akan dapat memberikan opsyen pada masa depan atau anugerah ekuiti lain kepada Peserta atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Peserta faham bahawa keengganan atau penarikan balik persetujuannya  boleh menjejaskan keupayaannya  untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan,Peserta fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Notifications

Director Notification Obligation. If you are a director of a Malaysian Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Company’s Malaysian Parent, Subsidiary or Affiliate in writing when you receive or dispose of an interest (e.g., the Option or Shares) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

SINGAPORE

Notifications

Securities Law Information. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Plan is subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of Shares in Singapore or (ii) any offer of such subsequent sale of the Shares obtained under the Plan in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement. Directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Subsidiary in writing of an interest (e.g., rights to Shares under the Plan, Shares, etc.) in the Company or any Subsidiary within two days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming a director.

UNITED KINGDOM

Terms and Conditions

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS

Responsibility for Taxes. This provision supplements the Responsibility for Taxes section of the Agreement:

If payment or withholding of the income tax owed on the exercise of the Option is not made within ninety (90) days of the end of the U.K. tax year in which the tax event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount that should have been withheld from or paid by you shall constitute a loan owed by you to the Company or the Parent, Subsidiary or Affiliate retaining your Services, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Parent, Subsidiary or Affiliate retaining your Services may recover it at any time thereafter by any of the means referred to in the Responsibility for Taxes section of the Agreement.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the income taxes. In the event that you are a director or executive officer and the income taxes are not collected from or paid by you by the Due Date, the amount of any uncollected tax will constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) (including Employer NICs, as defined below) will be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company and/or the Parent, Subsidiary or Affiliate retaining your Services (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Parent, Subsidiary or Affiliate retaining your Services may recover from you by any of the means set forth in the Responsibility for Taxes section of the Agreement.

Joint Election. As a condition of participating in the Plan and obtaining Shares under the Plan, you agree to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”) which may be payable by the Company or the Parent, Subsidiary or Affiliate retaining your Services with respect to the Shares obtained under the Plan or otherwise payable with respect to a benefit derived in connection with the Plan.

Without limitation to the foregoing, you agree to execute a joint election with the Company and/or the Parent, Subsidiary or Affiliate retaining your Services (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or election required to accomplish the transfer of the Employer NICs to you. You further agree to execute such other joint elections as may be required with any successor to the Company and/or the Parent, Subsidiary or Affiliate retaining your Services. If you do not enter into a Joint Election prior to the first applicable exercise date, the right to obtain Shares under the Plan shall become null and void without any liability to the Company and/or the Parent, Subsidiary or Affiliate retaining your Services. You further agree that the Company and/or the Parent, Subsidiary or Affiliate retaining your Services may collect the Employer NICs from you in accordance with the Responsibility for Taxes section and the supplement thereto above.

 STOCK OPTION AGREEMENT - U.S. AND NON-U.S. EMPLOYEES AND CONSULTANTS